EMPLOYMENT AGREEMENT

This Employment Agreement, entered into this 1st  day of March, 2007, between Golden West Brewing Company (the "Company") and Daniel Del Grande (the "Employee").

WITNESSETH THAT:

WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

WHEREAS, Employee is Manager of Bison Brewing Company, LLC (“Bison”);

WHEREAS, concurrently herewith, the Company and Bison are executing and delivering a Production Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1. Position and Employment Period

The Company hereby employs the Employee as its Chief Financial Officer, and the Employee hereby agrees to serve in such capacity, for the period beginning 1 March 2007, and ending the earlier of (i) 28 February 2009 or, (ii) the termination of the Production Agreement  (the "Employment Period").  The Chief Financial Officer communicates financial performance and forecasts and reports to the Chief Executive Officer directly.  The Chief Financial Officer manages the financial risks of a business, and is responsible for financial planning, operational and capital budgeting, operational improvements, and US Department of the Treasury, Tax and Trade Bureau regulatory compliance.

2. Performance of Duties

The Employee agrees that during the Employment Period he shall devote 50% of his business time to the production and business affairs of the Company and 50% of his business time to the brand management and business affairs of Bison Brewing Company, LLC and shall perform his duties faithfully and efficiently subject to the direction of the Chief Executive Officer of the Company; provided that the foregoing shall not limit or prevent the Employee from serving on the board of directors of charitable organizations or other business corporations not in competition with the Company. The Employee shall not be assigned duties and responsibilities that are not generally within the scope and character associated or required of other employees of similar rank and position.

The Employee warrants and represents that Employee has the ability to enter into this Agreement, that entering into and performing under this Agreement will not violate Employee’s agreement with any third party, and that there exists no restrictions or obligations to any third parties which will restrict Employee’s performance of duties under this agreement.

3. Compensation

Subject to the following provisions of this Agreement, during the Employment Period the Employee shall be compensated for his services as follows:

(a) He shall receive an annual salary, payable in semi-monthly installments, in an amount which shall initially be $30,000.00 per annum, subject to such increases and bonuses as may from time to time be determined by the Chief Executive Officer of the Company.

(b) He shall be entitled to vacations of not less than ten business days per year, sick pay of not less than ten business days per year, and all holidays recognized by the State of California.

(c) He shall be entitled to reimbursement for any and all necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the employer pursuant to employer's directions.

(d) He shall be entitled to such other perquisites as may be customarily granted by the Company to employees of similar rank and position.

4. Place of Business

During the entire Period of his employment, Employee will be required to maintain a home office, and work out of home. However, it is anticipated that Employee will travel and spend several days per month at Company’s facility in Chico, California.

5. Amendment and Termination

 This Agreement may be amended or cancelled by mutual agreement of the parties without the consent of any other person and, so long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.  The Employment Period shall automatically terminate the last day of the month in which the date of the Employee's death occurs; or the date on which the Company gives notice to the Employee if such termination is for Cause. For purposes of this Agreement, "Cause" means the Employee's gross misconduct resulting in material damage to the Company or willful and material breach of this Agreement.

6. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices and to the Employee at the last home address filed by him in writing with the Company, as the case may be.

7. Non-Assignment

The interests of the Employee under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

8. Successors

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

12. Applicable Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of California.

13. Counterparts

The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Daniel Del Grande

Golden West Brewing Company

Daniel Del Grande

By:  /s/  John Power

Its: Duly Authorized Representative